Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, April 25, 2003 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.3 million or $0.34 per share for the first quarter of 2003, compared to approximately $903 thousand, or $0.23 per share, for the first quarter of 2002.

The results for the first quarter of 2003 reflect a provision for loan losses of $225 thousand compared to $1.0 million in the first quarter of 2002. The decrease in the provision for loan losses during first quarter of 2003 is due to reduced loan growth and improved performance in the loan portfolio than in the same period last year. The allowance for loan losses is $4.8 million, or 1.86% of total loans outstanding at March 31, 2003 compared to $5.1 million or 1.96% of total loans outstanding at December 31, 2002.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $509 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr.